UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2022

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

, Radnor, PA
5 Radnor Corporate Center, Suite 500 100 Matsonford Rd, Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 801-4670

__________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 29, 2022, Marinus Pharmaceuticals, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its previously disclosed agreement with the Biomedical Advanced Research and Development Authority (“BARDA”), a division of the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response, dated as of September 8, 2020 (as amended by the Amendment, the “BARDA Contract”). The Amendment extends the end date of the Company’s performance period for funding under the BARDA Contract from September 1, 2022 to December 31, 2023.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2022, the Company, pursuant to its option under its previously disclosed Credit Agreement and Guaranty dated as of May 11, 2021 (the “Closing Date”) with Oaktree Fund Administration, LLC, as the Administrative Agent, and the lenders party thereto (as amended by that certain Letter Agreement dated May 17, 2021, the “Credit Agreement”), consummated a drawdown of $30.0 million of tranche B term loans from the Credit Agreement (the “Tranche B Term Loan”). As previously disclosed, the Credit Agreement provides for up to a $125.0 million term loan facility, $15.0 million of which was borrowed on the Closing Date and $30.0 million of which was borrowed in September 2021. The Tranche B Term Loan became available as a result of the approval by the U.S. Food and Drug Administration (FDA) of ZTALMY® (ganaxolone) oral suspension for the treatment of seizures associated with CDKL5 deficiency disorder (CDD) in patients two years of age and older. The Tranche B Term Loan is scheduled to mature on May 11, 2026, unless earlier prepaid.

Pursuant to the Credit Agreement, and subject to the Company’s achievement of certain financing, product development and product revenue milestones, and satisfaction of certain other conditions specified in the Credit Agreement, the Company would have the right to draw down two additional tranches in amounts up to $25.0 million in each tranche.

The Company intends to use the proceeds of the Tranche B Term Loan to continue clinical development activities and commercialization efforts for ganaxolone and for other working capital and general corporate purposes.

The description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement. A copy of the Credit Agreement is filed as Exhibits 10.1 and 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2021.

Item 8.01.	Other Events.

A copy of the press release announcing certain of the matters described under Items 1.01 and 2.03 of this Current Report on Form 8-K is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1

Amendment, dated March 29, 2022, by and between Marinus Pharmaceuticals, Inc. and the Biomedical Advanced Research and Development Authority, a division of the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response.

99.1	Press Release issued by Marinus Pharmaceuticals, Inc., dated March 31, 2022
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

Date: March 31, 2022/s/ Steven Pfanstiel

Steven Pfanstiel

Chief Financial Officer